Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Andrea Goodman	Jim Buckley
Director of Communications	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates
617-425-3333	617-542-5300

CRA International Announces Changes To Its Board Of Directors

Thomas S. Robertson, Dean of the Wharton School, Joins The Board

Basil L. Anderson Announces Plans To Step Down From The Board In January 2010

BOSTON — July 10, 2009 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing management, economic and financial consulting services, today announced that Thomas S. Robertson has been appointed to CRA’s Board of Directors. Dr. Robertson will serve on the Company’s Audit Committee. In addition, Basil L. Anderson has informed the Company of his plans to step down from CRA’s Board of Directors as of January 31, 2010, in order to focus on other commitments.

“We are pleased to welcome Tom Robertson as an independent director to CRA’s board,” said James C. Burrows, CRA’s President and Chief Executive Officer. “Tom is not only a highly regarded leader of business education, but he also has been a top marketing strategist to some of the world’s most influential brands. CRA will benefit from his academic perspectives, as well as his management and marketing expertise.”

“On behalf of our Board of Directors, I would like to thank Basil Anderson for the leadership and valuable counsel he has provided to CRA,” said Rowland T. Moriarty, Chairman of the Board of Directors of CRA International. “Basil served on our board in a variety of capacities during the past five years. CRA has benefited greatly from his sound and pragmatic advice, and we look forward to continuing to work with him until early 2010.”

Dr. Robertson is an accomplished academic leader and a seasoned business school administrator who has long been a champion of international and interdisciplinary business education. In 2007, he was named Dean of the Wharton School and Reliance Professor of Management and Private Enterprise at the University of Pennsylvania. He was a member of the Wharton faculty from 1971 to 1994. During that time, he chaired the Marketing Department and served as associate dean for executive education. Since returning to Wharton as Dean, his focus has been to expand the school’s global footprint while advancing Wharton as a force for social and economic good.

Previously, Dr. Robertson was Dean of Emory University’s Goizueta Business School where he is widely credited with positioning it as a leading international business school. Before joining Emory, he was Sainsbury Professor, Chair of Marketing, and Deputy Dean of the London Business School.

In addition, Dr. Robertson is an expert on marketing strategy and competitive behavior. He has served as a marketing strategy consultant to many international companies, including AT&T, British Airways, IBM, Merck, Nestle, Procter & Gamble, and Roche Laboratories.

Dr. Robertson is author, co-author, or editor of a dozen books and nearly 100 scholarly articles and book chapters. He has won numerous awards for his scholarship and has lectured widely around the world. He earned his M.A. and Ph.D. in marketing from Northwestern University and a B.A. from Wayne State University.

About CRA International

Founded in 1965, CRA International is a leading global consulting firm that offers economic, financial and business management expertise to major law firms, businesses, accounting firms and governments. CRA’s consultants combine uncommon analytical rigor with practical experience and in-depth understanding of industries and markets. CRA is adept at handling critical, tough assignments with high-stakes outcomes. CRA’s analytical strength enables it to reach objective, factual conclusions that help clients make important business and policy decisions and resolve critical disputes. Headquartered in Boston, CRA has offices throughout North America, Europe, the Middle East and Asia. Detailed information about CRA is available at http://www.crai.com.

Statements in this press release using the terms “plans,”  “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission. The Company cannot guarantee any future results, levels of activity, performance or achievement. The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.